Exhibit 99.1

ANTENNA PLUS, LLC

Financial Statements

December 31, 2016 and 2015

(with Independent Auditor’s Report thereon)

Antenna Plus, LLC

Independent Auditors’ Report

Antenna Plus, LLC:

Report on the Financial Statements

We have audited the accompanying financial statements of Antenna Plus, LLC, which comprise the balance sheets as of December 31, 2016 and 2015, and the related statements of income, members’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Antenna Plus, LLC as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

San Diego, California

July 12, 2017

Antenna Plus, LLC

Balance Sheets

	December 31, 2016	December 31, 2015

Assets
Current assets:
Cash	$1,534,044	$1,021,204
Trade accounts receivable, net	416,460	347,532
Inventory	514,509	308,466
Prepaid expenses and other current assets	7,640	2,352
Total current assets	2,472,653	1,679,554
Property and equipment, net	282,510	328,931
Total assets	$2,755,163	$2,008,485
Liabilities and members’ equity
Current liabilities:
Accounts payable	$181,328	$228,381
Accrued liabilities	123,341	28,050
Total current liabilities	304,669	256,431
Members’ equity	2,450,494	1,752,054
Commitments and contingencies (note 3)
Total liabilities and members’ equity	$2,755,163	$2,008,485

See accompanying notes to the financial statements.

Antenna Plus, LLC

Statements of Income

	For the Year Ended December 31,
	2016	2015
Sales	$7,506,906	$6,319,445
Cost of goods sold	3,392,527	2,996,799
Gross profit	4,114,379	3,322,646
Operating expenses:
Research and development	300,225	346,164
Selling, general and administrative	2,465,765	1,989,636
Total operating expenses	2,765,990	2,335,800
Income from operations	1,348,389	986,846
Other income:
Interest income	51	47
Total other income	51	47
Net income	$1,348,440	$986,893

See accompanying notes to the financial statements.

Antenna Plus, LLC

Statements of Members’ Equity

Balance at December 31, 2014	$1,627,161
Members distributions	(862,000)
Net income	986,893
Balance at December 31, 2015	$1,752,054
Members distributions	(650,000)
Net income	1,348,440
Balance at December 31, 2016	$2,450,494

See accompanying notes to the financial statements.

Antenna Plus, LLC

Statements of Cash Flows

	For the Year Ended December 31,
	2016	2015
Cash flows from operating activities:
Net income	$1,348,440	$986,893
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	179,613	145,324
Changes in operating assets and liabilities:
Trade accounts receivable	(68,928)	113,775
Inventory	(206,043)	54,835
Prepaid expenses and other assets	(5,288)	(3,270)
Accounts payable	(47,053)	15,827
Accrued liabilities	95,291	(5,178)
Net cash provided by operating activities	1,296,032	1,308,206
Cash flows from investing activities:
Purchases of property and equipment	(133,192)	(210,023)
Net cash used in investing activities	(133,192)	(210,023)
Cash flows from financing activities:
Members distributions	(650,000)	(862,000)
Net cash used in financing activities	(650,000)	(862,000)
Net increase in cash and cash equivalents	512,840	236,183
Cash, beginning of period	1,021,204	785,021
Cash, end of period	$1,534,044	$1,021,204
Supplemental disclosure of non-cash financing activities:
Accrual of property and equipment	$—	$2,739

See accompanying notes to the financial statements.

Antenna Plus, LLC

Notes to Financial Statements

(1)	Significant Accounting Policies
(a)	Description of Business

Antenna Plus, LLC (the Company) was established as an Arizona limited liability company (LLC) in December 2009.  The Company is a dual member limited liability company and the managing members are Kevin Thill and Bill Liimatainen. The Company is operating as an LLC which means it has characteristics of both corporations and partnerships.   Additionally, the liability of each member is limited.  As members of the LLC, Mr. Thill and Mr. Liimatainen cannot be held personally liable for the Company’s debts or liabilities.   On June 21, 2016, MCA Financial Group was appointed as Receiver over the Company due to a dispute between the two members and on April 27, 2017, the Company was acquired by Airgain, Inc. (see note 7).  The Company is a leading provider for mobile solutions in government, public safety, field service, automatic vehicle location (AVL) and road warrior markets. The Company designs and manufactures antennas for cellular, Long-Term Evolution (LTE), Multiple Input Multiple Output (MIMO), Global Positioning System (GPS), Wifi and most radio frequencies. The Company’s headquarters is in Scottsdale, Arizona with manufacturing plants in Shullsburg, Wisconsin and Scottsdale, Arizona.

(b)	Basis of Presentation

The financial statements of the Company have been prepared in conformity with U.S. generally accepted accounting principles (GAAP).

(c)	Cash

The Company maintains its cash at insured financial institutions.  The combined account balances at each institution periodically exceed Federal Deposit Insurance Corporation (FDIC) insurance coverage and, as a result, there is a concentration of credit risk related to amounts in excess of FDIC limits.  The Company believes this risk is not significant.

(d)	Trade Accounts Receivable

Trade accounts receivable is adjusted for all known uncollectible accounts. The policy for determining when receivables are past due or delinquent is based on the contractual terms agreed upon. Accounts are written off once all collection efforts have been exhausted. An allowance for doubtful accounts is established when, in the opinion of management, collection of the account is doubtful. The allowance for doubtful accounts was $0 as of December 31, 2016 and December 31, 2015.

(e)	Inventory

Inventory is stated at the lower of cost or market. Cost is determined using the weighted average cost method.  Any adjustments to reduce the cost of inventories to their net realizable value are recognized in earnings in the current period.  As of December 31, 2016, and 2015, the Company’s inventories consist primarily of raw materials.

(f)	Property and Equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, generally three years. Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable.  No impairment losses were recognized in the years ended December 31, 2016 and 2015.

(g)	Revenue Recognition

The Company generates revenue primarily from the sale of its antenna products. The Company recognizes revenue when products are shipped and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is reasonably assured, persuasive evidence of an arrangement exists, and the sales price is fixed or determinable. Title and risk of loss transfer to customers either when the products are shipped to or received by the customer, based on the terms of the specific agreement with the customer.

(h)	Shipping and Handling Costs

Costs incurred for shipping and handling are included in cost of revenues.  Amounts billed to a customer for shipping and handling are reported as revenues.

(i)	Research and Development Costs

Costs incurred in connection with research and development are expensed as incurred.

(j)	Income Taxes

As a result of the Company being organized as a limited liability company taxed as a partnership, the Company is not subject to U.S. federal and state income taxes under provisions of the Internal Revenue Code and Arizona Revenue and Taxation Code.  The members of the Company are liable for income taxes on their share of the Company’s taxable income.  Accordingly, no provision for federal or state income taxes has been recorded in the financial statements.

The Company applies the provisions of FASB ASC Subtopic 740-10, Income Taxes – Overall (FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109). ASC Subtopic 740-10 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a threshold of more likely than not for recognition of tax benefits of uncertain tax positions taken or expected to be taken in a tax return.

ASC Subtopic 740-10 also provides related guidance on measurement, derecognition, classification, interest and penalties, and disclosure.  The Company has assessed ASC Subtopic 740-10 to have no material impact on its financial statements.  As of December 31, 2016, and 2015, the Company has no uncertain tax positions.

The Company’s tax years are subject to examination by various tax authorities.

(k)	Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(l)	Comprehensive Income (Loss)

The Company had no other transactions or activity, other than net income, that would be considered as part of comprehensive income.

(m)	Fair Value Measurements

The carrying values of the Company’s financial instruments, including cash, trade accounts receivable, accounts payable, and accrued liabilities approximate their fair values due to the short maturity of these instruments.

(2)	Property and Equipment

Depreciation and amortization of property and equipment is calculated on the straight-line method based on estimated useful lives, generally three years. Property and equipment consist of the following:

	December 31,	December 31,
	2016	2015
Machinery and equipment	$787,847	$690,658
Furniture and fixtures	128,501	109,862
Computers	58,663	41,300
Office equipment	31,362	31,362
Other	10,751	10,751
	1,017,124	883,933
Less accumulated depreciation	(734,614)	(555,002)
	$282,510	$328,931

Depreciation expense was $179,613 and $145,324 for the years ended December 31, 2016 and 2015, respectively.

(3)	Commitments and Contingencies
(a)	Operating Leases

The Company has entered into a lease agreement for office space and research facilities in Scottsdale, Arizona. The lease expires in February 2019. Rent expense was $99,334 and $74,610 for the years ended December 31, 2016 and 2015, respectively.

The future minimum lease payments required under operating leases in effect at December 31, 2016 were as follows:

Year ending:
2017	$53,535
2018	54,325
2019	9,054
$116,914
(4)	Concentration of Credit Risk
(a)	Concentration of Sales and Accounts Receivable

The following represents customers that accounted for 10% or more of total revenue during the years ended December 31, 2016 and 2015 and customers that accounted for 10% or more of total trade accounts receivable at December 31, 2016 and 2015:

	For the Year Ended December 31,
	2016	2015
Percentage of net revenue
Customer A	21%	20%

	As of December 31,
	2016	2015
Percentage of gross trade accounts receivable
Customer A	15%	13%
Customer B	15	—

All of our sales are denominated in U.S. dollars, and therefore, our sales are not currently subject to significant foreign currency risk.  To date, foreign currency transaction gains and losses have not been material to our financial statements, and we have not engaged in any foreign currency hedging transactions.

(b)	Revenue by Geography

Net revenue by geographic area are as follows. Revenue is attributed by geographic location based on the bill-to location of the Company’s customers.

	For the Year Ended December 31,
	2016	2015
Percentage of net revenue
North America	95%	98%
Australia	3	1
Europe	1	1
Asia	1	0
(5)	Employee Benefit Plan

The Company established a discretionary 401(k) plan effective October 1, 2003. The 401(k) plan covers substantially all employees who have attained age 18 and have completed three months of service. The participants may elect to defer a percentage of their compensation as allowable by law. The Company matches up to 100% of an employee’s contributions which are not over 3% of their pay, plus 50% of an employee’s contributions which are over 3% of their pay but not over 5% of their pay. The Company contributed $50,291 and $46,332 during the years ended December 31, 2016 and 2015, respectively.

(6)	Related Parties

The Company leases, on a month-to-month basis, its Shullsburg, Wisconsin facility from Bill Liimatainen, who is one of the two members of the Company.  For the years ended December 31, 2016 and 2015, the Company paid Mr. Liimatainen $26,700 for rent.

(7)	Subsequent events

The Company has evaluated subsequent events from the balance sheet date through July 12, 2017, the date at which the financial statements were available to be issued, and determined there are no subsequent events that would require recognition in the financial statements or disclosure in the notes to the financial statements, except as described below.

On April 27, 2017, the Company sold substantially all its assets to Airgain, Inc., a Delaware corporation.  Airgain, Inc. is a publicly-held provider of embedded antenna technology for the in-home wireless device market.

The transaction was completed pursuant to an Asset Purchase Agreement with MCA Financial Group, Ltd., acting as the court-appointed receiver for the Company.  Upon the closing of the transaction, Airgain, Inc. paid the Company total consideration of approximately $6.4 million in cash.